Blue Bird Corporation Announces $75M Private Placement

FORT VALLEY, Ga. (December 15, 2021) — Today, Blue Bird Corporation (NASDAQ: BLBD) (“Blue Bird” or the “Company”), a leading manufacturer of school and activity buses, announced that it has entered into and closed on a securities purchase agreement with clients of Coliseum Capital Management, LLC (collectively “Coliseum”). Blue Bird issued and sold an aggregate of $75 million in common shares at a price of $16.00 per share (the “Private Placement”).

“We are excited to have strengthened our investor base while adding capital to drive our EV strategy and growth,” said Matthew Stevenson, President and Chief Executive Officer of Blue Bird. “The opportunities are tremendous for Blue Bird in light of the recent passing of the infrastructure funding bill. That bill earmarks $5 billion for clean school buses including battery electric and propane, both areas where Blue Bird leads. This additional capital will allow us to accelerate our plans in EV to take advantage of these opportunities. The investment also increases our conviction in the long-term outlook of the company.”

The Private Placement gives Coliseum a 15% share of the Company. In addition to customary registration rights, Adam Gray of Coliseum Partners has joined the Company’s Board as a Class II director. “With a compelling backdrop of long-term industry fundamentals, we are pleased to rejoin the Blue Bird family as an anchor investor, providing the new team with both the runway and flexibility to strengthen and extend the company’s leadership position in alternative power, particularly electric school buses,” said Adam Gray.

Mr. Gray is a co-founder and managing partner of Coliseum and was previously a Blue Bird director from February 2015 to September 2017. In addition to his experience with Blue Bird, he has vast industry and financial market expertise, including his prior experiences as an executive officer of operating companies, which will be valuable to the board as the company executes against its strategic growth objectives.

Blue Bird intends to use the net proceeds from the Private Placement for working capital purposes and other general corporate purposes including paydown of revolver, acquisitions, investments in technologies or businesses, operating expenses, and capital expenditures.

This press release does not constitute or form part of an offer or solicitation to purchase or subscribe for securities in the United States. The securities sold in the Private Placement have not been registered under the Securities Act of 1933, as amended, or state securities laws as of the time of issuance and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission ("SEC") or an applicable
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Blue Bird • blue-bird.com

exemption from such registration requirements. The Company has agreed to file one or more registration statements with the SEC registering the resale of the shares of common stock purchased in the Private Placement.

About Blue Bird Corporation: Blue Bird (NASDAQ: BLBD) is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. Blue Bird has a rich history of binging new technology to the school bus space and is the undisputed leader in alternative-power school buses, having more than 20,000 low and zero emission buses on the road. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio. For more information on Blue Bird’s complete line of buses, visit www.blue-bird.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•Inherent limitations of internal controls impacting financial statements
•Growth opportunities
•Future profitability
•Ability to expand market share
•Customer demand for certain products
•Economic conditions (including tariffs) that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers
•Labor or other constraints on the Company’s ability to maintain a competitive cost structure
•Volatility in the tax base and other funding sources that support the purchase of buses by our end customers
•Lower or higher than anticipated market acceptance for our products

•Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

For More Information:
Mark Benfield | Blue Bird Corporation
478-822-2315 | Mark.Benfield@blue-bird.com